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                    [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]



                                 July __, 1998





(213) 229-7000                                                    C 26292-00003

Elgar Holdings, Inc.
9250 Brown Deer Road
San Diego, California  92121

          Re: ELGAR HOLDINGS, INC. -- REGISTRATION STATEMENT ON FORM S-4 (REG. NO. 333-55797)

Ladies and Gentlemen:

     We have acted as special counsel for Elgar Holdings, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration of up to $90,000,000 aggregate principal amount of the Company's 9-7/8% Senior Notes due 2008 (the "New Notes") on Form S-4 Registration Statement No. 333-55797 (the "Registration Statement") under the Securities Act of 1933, as amended. The New Notes will be offered in exchange for a like principal amount of the Company's 9-7/8% Senior Subordinated Notes due 2008 (the "Old Notes") pursuant to that certain Registration Rights Agreement, dated as of February 3, 1998, by and among the Company, Elgar Electronics Corporation, a California corporation and wholly owned subsidiary of the Company (the "Elgar"), and BT Alex. Brown Incorporated (the "Registration Rights Agreement"). The Registration Rights Agreement was executed in connection with the private placement of the Old Notes.

     We have also acted as special counsel for the Elgar and Power Ten, a California corporation and wholly owned subsidiary of Elgar ("Power Ten," and collectively with Elgar, the "Subsidiary Guarantors"), in connection with the registration of the guarantees of the New Notes by the Subsidiary Guarantors under the Registration Statement (the "Guarantees").




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Elgar Holdings, Inc.
July __, 1998
Page 2

     The New Notes will be issued pursuant to that certain Indenture dated as of February 3, 1998, by and among the Company, the Subsidiary Guarantors, and United States Trust Company of New York, N.A., as Trustee, as amended or supplemented from time to time (the "Indenture").

     We are familiar with the actions taken and to be taken by the Company and the Subsidiary Guarantors in connection with the offering of the New Notes and the issuance of the Guarantees. On the basis of such knowledge and such investigation as we have deemed necessary, we are of the opinion that: (i) the New Notes have been duly authorized by the Company and, when issued in exchange for the Old Notes pursuant to the terms of the exchange offer described in the Registration Statement and the Indenture, will be validly issued and will constitute legal and binding obligations of the Company; and (ii) the Guarantees have been duly authorized by the Subsidiary Guarantors and, when issued along with the New Notes in accordance with the terms of the Indenture, will be validly issued and will constitute the legal and binding obligations of the Subsidiary Guarantors. Our opinions are subject to limitations imposed by
(i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, including, without limitation the effect of statutory or other laws regarding fraudulent conveyances or transfers or preferential transfers or (ii) general principles of equity, whether considered at law or at equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

     We hereby consent to the filing of this opinion as an exhibit to Registration Statement No. 333-55797 and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement.

                              Very truly yours,



                              GIBSON, DUNN & CRUTCHER LLP

KMD/wmr